UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:
August 15, 2005

INSIGNIA SYSTEMS, INC.

(Exact name of registrant as specified in its chapter)

Minnesota	1-13471	41-1656308

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6470 Sycamore Court North, Maple Grove, Minnesota	55369

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(763) 392-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 15, 2005, the Company received a letter from The Nasdaq Stock Market (“Nasdaq”) notifying the Company that for the 30 consecutive business days preceding the date of the letter, the bid price of the Company’s common stock had closed below the $1.00 per share minimum required for continued inclusion on the Nasdaq SmallCap Market pursuant to Nasdaq Marketplace Rule 4310(c)(4). The letter further notified the Company that, in accordance with Nasdaq Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days, or until February 13, 2006, to regain compliance with the minimum bid price requirement. Compliance may be achieved if the bid price per share of the Company’s common stock closes at $1.00 per share or greater for a minimum of ten consecutive business days prior to February 13, 2006. However, Nasdaq has the discretion to require a period in excess of ten business days before determining that the ability to maintain long-term compliance has been demonstrated.

The letter from Nasdaq further stated that, if the Company does not regain compliance with the Marketplace Rules by February 13, 2006, Nasdaq will provide notice that the Company’s common stock will be delisted from the Nasdaq SmallCap Market. In the event of such notification, the Company would have an opportunity to appeal Nasdaq’s determination. If the Company’s common stock is delisted, it will trade on the OTC Bulletin Board.

The Company intends to monitor the bid price between now and February 13, 2006, and consider available options if its common stock does not trade at a level that is likely to regain compliance.

Item 9.01.	Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit No.	Description

99.1	Press release dated August 17, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insignia Systems, Inc.

(Registrant)

Date: August 18, 2005	By:	/s/ Scott F. Drill

Scott F. Drill, President and Chief Executive Officer